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                                                                   Exhibit 4.4

                               AMENDMENT NO. 1
                                     TO
                     AMENDED AND RESTATED LOAN AGREEMENT


     This Amendment No. 1 to Amended and Restated Loan Agreement ("Agreement No. 1"), dated as of November 21, 1996, is entered into with reference to the Amended and Restated Loan Agreement ("Loan Agreement"), dated on July 31, 1996, between Eldorado Resorts LLC, a Nevada limited liability company, as Borrower, and Bank of America National Trust and Savings Association, as sole initial Bank, Issuing Bank and Administrative Agent.


                                   RECITALS

     A. Borrower agreed to grant a first priority Lien in its membership interests in Eldorado Resorts LLC to the Administrative Agent.

     B. Borrower has obtained all necessary consents for the granting of such a Lien.

     C. Borrower and Bank of America National Trust and Savings Association desire to make certain technical corrections to the Loan Agreement.


                                   AGREEMENT

     NOW, THEREFORE, Borrower and Bank of America National Trust and Savings Association, as Administrative Agent and sole Bank, hereby agree as follows:

     1. AMENDMENT TO SECTION 8.2(a) OF LOAN AGREEMENT. The text of Sections 8.2(a) of the Loan Agreement is hereby amended to read in full as follows:

     "(a) except as disclosed by Borrower and approved in writing by the Majority Banks, the representations and warranties contained in ARTICLE 4 (OTHER THAN Sections 4.6 (first sentence), 4.7, 4.8, 4.11, and 4.18) shall be true and correct on and as of the date of the Advance as though made on that date;"

     2. AMENDMENT TO SECURITY AGREEMENT. The portion of Section 1 of the Security Agreement entitled "Collateral" is hereby amended by adding paragraph (f1) between paragraph (f) and paragraph (g), which is to read as follows:

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     "(f1) All membership interests and other equity ownership interests of
     Grantor in Eldorado Limited Liability Company, a Nevada limited liability company;"

     3. AMENDMENT TO SECTION 3.4 OF LOAN AGREEMENT. The text of Section 3.4 entitled "Commitment Fees" is hereby amended to read in full as follows:

     "From the Restatement Date, Borrower shall pay to the Administrative Agent, for the account of the Banks according to their Pro Rata Shares, commitment fees equal to the product of (a) the Applicable Percentage TIMES (b) the average daily Unused Commitment. The commitment fees shall be payable quarterly in arrears on the last day of each calendar quarter, upon termination of the Commitment under Section 2.6 and on the Maturity Date."

     4. REAFFIRMATION. Except as supplemented, modified and amended by this Amendment No. 1, the terms and conditions of the Loan Agreement and the Security Agreement shall remain unmodified, are hereby reaffirmed, and shall continue in full force and effect.

     IN WITNESS WHEREOF, Borrower has executed this Amendment by its duly authorized officers as of the date first written above.

                                       "Borrower"

                                       ELDORADO RESORTS LLC

                                       By:  /s/ Donald L. Carano
                                           --------------------------

                                       Title:   CEO
                                              -----------------------

Accepted:

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION, as Administrative
Agent and sole Bank

By:  /s/ Scott Faber
    --------------------------------

Title:   Principal
       -----------------------------


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